Exhibit 3.2

CERTIFICATE OF DESIGNATION
OF
SERIES G CONVERTIBLE PREFERRED STOCK
OF
LAS VEGAS GAMING, INC.

(Pursuant to NRS 78.1955)

(Continued)

The following is a statement of the powers, designations, preferences, limitations, restrictions and relative rights of a series of preferred stock of Las Vegas Gaming, Inc., a Nevada corporation (the “Corporation”), as authorized on April 14, 2008, by the board of directors of the Corporation (the “Board”), for the purposes of establishing a series of the Corporation’s authorized preferred stock, $.001 par value per share (“Preferred Stock”), designated as Series G Convertible Preferred Stock, and fixing the relative rights and preferences thereof:

1.
Designation and Number.  A series of Preferred Stock, designated as Series G Convertible Preferred Stock (“Series G Convertible Preferred Stock”), is hereby established.  The number of authorized shares of Series G Convertible Preferred Stock shall initially be one hundred fifty thousand (150,000) shares.

2.	No Sinking Fund. There shall be no sinking fund for the payment of dividends or liquidation preferences on the Series G Convertible Preferred Stock or the redemption of any shares thereof.

3.
Rank. The Series G Convertible Preferred Stock will, with respect to rights upon liquidation, dissolution or winding up of the Corporation, rank:  (1) senior to (a) all classes or series of the Corporation’s common stock, (b) the Corporation’s Series F Convertible Preferred Stock, except with respect to the Jackpot Security Account (as defined below), and (c) any future equity securities issued by the Corporation, the terms of which specifically provide that such equity securities rank junior to the Series G Convertible Preferred Stock with respect to rights upon liquidation, dissolution or winding up of the Corporation (the Corporation’s common stock and all other classes or series of capital stock listed in this clause (1) being referred to herein collectively as “Junior Stock”); (2) at parity  with the Corporation’s Series E Convertible Preferred Stock; and (3) junior to (a) all existing and future indebtedness of the Corporation, (b) the Corporation’s Series A Convertible Preferred Stock, the Corporation’s Series B Convertible Preferred Stock, the Corporation’s Series C Convertible Preferred Stock, and the Corporation’s Series D Convertible Preferred Stock, (c) the Corporation’s Series F Convertible Preferred Stock solely with respect to the Jackpot Security Account, and (d) any future equity securities issued by the Corporation the terms of which do not specifically provide that they are senior to or at parity with the Series G Convertible Preferred Stock.  “Jackpot Security Account” means the Corporation’s separate account in which $1,000,000 is reserved solely to satisfy the Corporation’s jackpot security requirements related to the Gambler’s Bonus Million Dollar Ticket game operated by the Corporation in Nevada.

4.
Dividend Rights.  The holders of the Series G Convertible Preferred Stock shall be entitled to receive, out of funds legally available therefor, cumulative dividends at the rate of twelve percent (12%) per annum (subject to appropriate adjustments in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), and no more, payable  (1) in parity to the Corporation’s Series F Convertible Preferred Stock (“Series F”), and (2) in preference and priority to any payment of any cash dividend on (a) the Corporation’s Series A Convertible Preferred Stock, the Corporation’s Series B Convertible Preferred Stock, the Corporation’s Series C Convertible Preferred Stock and the Corporation’s Series F Convertible Preferred Stock (collectively, “Junior Preferred Stock”), and (b) Junior Stock other than Series F, when and as declared by the Board.  Such dividends shall accrue with respect to each share of Series G Convertible Preferred Stock from the date on which such share is issued and outstanding and thereafter shall be deemed to accrue whether or not earned or declared and whether or not there exists profits, surplus or other funds legally available for the payment of dividends, and shall be cumulative so that if such dividends on the Series G Convertible Preferred Stock shall not have been paid or declared and set apart for payment, the deficiency shall be fully paid or declared and set apart for payment before any dividend shall be paid or declared or set apart for payment for any Junior Preferred Stock and any Junior Stock other than Series F and before any purchase, acquisition or redemption of any Junior Preferred Stock and any Junior Stock other than Series F is made by the Corporation.  At the earliest of: (1) the redemption of the Series G Convertible Preferred Stock; (2) fifteen days after the Corporation’s senior secured convertible promissory note, dated March 31, 2006, as amended, in favor of CAMOFI Master LDC, as the same may from time to time be extended, increased, decreased, modified or amended (the “CAMOFI Note”), is paid in full; (3) the closing of a Qualified Financing (as defined below); or (4) a Change in Control (as defined below), any accrued but undeclared dividends shall be paid to the holders of record of outstanding shares of Series G Convertible Preferred Stock, and thereafter all dividends of the Series G Convertible Preferred Stock shall terminate.  No accumulation of dividends on the Series G Convertible Preferred Stock shall bear interest and no dividends shall be payable with respect to such accumulation.  At the election of the Company, in the event of a Qualified Financing, the dividend may be paid either in cash or shares of Common Stock Series A, $0.001 par value (“Common Stock Series A”) with such shares of Common Stock Series A being valued at the IPO Price (as defined below).  Dividends paid in shares of Common Stock Series A shall be paid in full shares only, with a cash payment equal to the value of any fractional shares.  “Qualified Financing” means an equity financing for the account of the Corporation in which shares of common stock, or securities, directly or indirectly, convertible into or exchangeable or exercisable for shares of common stock are issued, which financing results in cumulative aggregate proceeds to the Company of at least $10,000,000. “Change in Control” means the occurrence of any of (i) an acquisition by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Securities Exchange Act of 1934, as amended) of effective control (whether through legal or beneficial ownership of capital stock of the Corporation, by contract or otherwise) of in excess of 33% of the voting securities of the Corporation, or (ii) a replacement at one time or within a eighteen month period of more than one-half of the members of the Board which is not approved by a majority of those individuals who are members of the Board on the date hereof (or by those individuals who are serving as members of the Board on any date whose nomination to the Board was approved by a majority of the members of the Board who are members on the date hereof), or (iii) the execution by the Corporation of an agreement to which the Corporation is a party or by which it is bound, providing for any of the events set forth above in (i) or (ii).

5.
Liquidation Preference.  Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Series G Convertible Preferred Stock are entitled to be paid five dollars ($5.00) per share of Series G Convertible Preferred Stock (the “Stated Value”) before any distribution of assets is made to the holders of Junior Stock and in parity with the Corporation’s Series E Convertible Preferred Stock.

5.1.
Adjustment.  For purposes of this Section 5, in the event that the shares of Series G Convertible Preferred Stock have not been converted into shares of Common Stock Series A, $.001 par value (“Common Stock Series A”), and in the event that the Corporation either:  (1) subdivides (by stock split, reclassification or otherwise) the outstanding shares of Series G Convertible Preferred Stock into a greater number of shares of Series G Convertible Preferred Stock; or (2) combines or consolidates (by reverse stock split) the outstanding shares of Series G Convertible Preferred Stock into a smaller number of shares of Series G Convertible Preferred Stock, then the Stated Value shall be proportionately decreased or increased, as appropriate, simultaneously with the occurrence of such event.

5.2.
Consolidation or Merger of the Corporation.  The consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other corporation with or into the Corporation, or the sale, lease, exchange offer, tender offer or any other transfer, or conveyance of all or substantially all of the property or business of the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

5.3.
No Further Rights.  After payment of the full amount of the Stated Value, the holders of Series G Convertible Preferred Stock will have no right or claim to any of the remaining assets of the Corporation by virtue of their ownership of Series G Convertible Preferred Stock.

6.
Redemption.  The outstanding shares of Series F Convertible Preferred Stock may be redeemed at any time by the Corporation following the payment in full of the CAMOFI Note, the occurrence of a Qualified Financing or the listing and trading of a class of the Corporation’s common stock on a national stock exchange.  The Series G Convertible Preferred Stock shall be redeemed at the Stated Value by providing to the holders of Series G Convertible Preferred Stock prior written notice of no less than seven (7) calendar days (the “Redemption Notice”); provided, however, the holders of Series G Convertible Preferred Stock may elect to convert their shares of Series G Convertible Preferred Stock into shares of Common Stock Series A in accordance with Section 8 by providing written notice of such election within seven (7) calendar days after delivery of the Redemption Notice.  As used herein, the term “IPO Price” shall mean the per share price to the public of any common shares offered by the Corporation that in the aggregate results in capital in excess of $10.0 million being raised and the shares of a class of the Corporation’s common stock being listed and traded on a national stock exchange.  Notwithstanding anything to the contrary contained herein, the IPO Price shall not be adjusted for any reason under Section 8 or otherwise.

7.	Voting Rights. The holders of Series G Convertible Preferred Stock are not entitled to voting rights by virtue of their ownership of Series G Convertible Preferred Stock.

8.
Conversion.  At any time and from time to time, a holder of Series G Convertible Preferred Stock may convert its shares of Series G Convertible Preferred Stock into shares of Common Stock Series A at the rate of (a) the lower of (i) three dollars and fifty cents ($3.50) or (ii) seventy percent (70%) of the IPO Price of Stated Value for (b) one share of Common Stock Series A (the “Conversion Rate”), where no additional payment shall be required; provided, however, that in the event that any shares of Series G Convertible Preferred Stock have not been converted or redeemed by June 15, 2010 (the “Record Date”), then on June 30, 2010 such shares shall automatically be converted into shares of Common Stock Series A at the Conversion Rate, unless the holder of record on the Record Date expressly elects in writing received by the Corporation prior to June 30, 2010 to receive an amount of cash equal to $5.00 per share; provided, further, that the Conversion Rate shall be subject to adjustment as provided for herein; provided, further, the ability of a holder of Series G Convertible Preferred Stock to convert the holder’s shares into shares of Common Stock Series A shall be subject to the limitation that such holder may not beneficially own more than four and 99/100ths percent (4.99%) of the Corporation’s outstanding voting power.

8.1.
Mechanics of Conversion.  Before any holder of Series G Convertible Preferred Stock may elect to convert the same into shares of Common Stock Series A, such holder shall surrender the certificate or certificates thereof, duly endorsed, at the offices of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that the holder elects to convert the same and shall state therein the number of shares to be converted and the name or names in which it wishes the certificate or certificates for shares of Common Stock Series A to be issued.  The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock Series A to which such holder shall be entitled.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series G Convertible Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock Series A issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock Series A on such date.

8.2.
Adjustment for Reclassification, Exchange, and Substitution.  If at any time or from time to time after the date upon which the first share of Series G Convertible Preferred Stock was issued by the Corporation (the “Original Issue Date”), the shares of Common Stock Series A issuable upon the conversion of the Series G Convertible Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets or otherwise (other than by a Common Stock Series A Event (as hereinafter defined) or a stock dividend or distribution provided for elsewhere in this Section 8), then, in any such event, each holder of Series G Convertible Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets or other change by a holder of the number of shares of Common Stock Series A into which such shares of Series G Convertible Preferred Stock could have been converted immediately prior to such recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets or other change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

8.3.
Adjustment Upon Common Stock Series A Event.   In the event that a Common Stock Series A Event occurs at any time or from time to time after the Original Issue Date, the Conversion Rate in effect immediately prior to such event shall, simultaneously with the occurrence of such Common Stock Series A Event, be proportionately decreased or increased, as appropriate.  The Conversion Rate shall be readjusted in the same manner upon the happening of each subsequent Common Stock Series A Event.

8.4.
Common Stock Series A Event.  As used herein, the term “Common Stock Series A Event” shall mean:  (1) the declaration or payment of any dividend or other distribution on the Common Stock Series A, without consideration, payable to one or more stockholders in additional shares of Common Stock Series A or other securities or rights convertible into, or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock Series A; (2) a subdivision (by stock split, reclassification or otherwise) of the outstanding shares of Common Stock Series A into a greater number of shares of Common Stock Series A; or (3) a combination or consolidation (by reverse stock split) of the outstanding shares of Common Stock Series A into a smaller number of shares of Common Stock Series A.  In the event that all of the shares of Common Stock Series A are converted into shares of Common Stock, then each reference to “Common Stock Series A” in this Certificate of Designation shall be substituted with the term “Common Stock” as necessary to keep the original meaning and intent hereof.

9.
Notice.  Except as may otherwise be provided for herein, all notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given upon the earlier of receipt of such notice or four business days after the mailing of such notice, if sent by registered mail, with postage pre-paid, addressed: (1) if to the Corporation, to the attention of its corporate secretary or to an agent of the Corporation designated as permitted by the Corporation’s Articles of Incorporation, as amended; (2) if to any holder of Series G Convertible Preferred Stock, to such holder at the address of such holder as listed in the stock record books of the Corporation (which may include the records of the Corporation’s transfer agent); or (3) to such other address as the Corporation or holder, as the case may be, shall have designated by notice similarly given.